                                                                     Exhibit 2.5


                                                                  EXECUTION COPY

                             DATED: AUGUST __, 2004

                         JAKKS PACIFIC/KIDZ BIZ LIMITED

                                       and

                                DAVID S. LIPMAN

                              COMPROMISE AGREEMENT

THIS AGREEMENT is made on this     day of August, 2004

BETWEEN:

(1) JAKKS Pacific/Kidz Biz Limited of Clockhouse, Epsom, Surrey, KT18 7LX, United Kingdom ("the Company")

and

(2) David S. Lipman of Castilian House, The Ridge, Epsom, Surrey, KT21 1BS, United Kingdom ("the Employee")

(who shall together be called "the Parties")

IT IS AGREED AS FOLLOWS:

1.    TERMINATION OF EMPLOYMENT

1.1 As provided in the Employment Agreement between the Parties dated 27 December 2001 (the "Employment Agreement"), the Parties confirm that the Employee's employment with the Company shall terminate on 31 December 2005 ("the Termination Date"). The Employee will continue to be employed by the Company until the Termination Date but will be on 'garden leave'. While the Employee is on garden leave the Company, at its absolute discretion, may require the Employee:

      1.1.1 Not to attend any of his places of work or any other premises of the Company or any Group Company (other than as landlord of the office premises occupied by the Company); and

      1.1.2 Not to carry out some or all of his duties under the Employment Agreement or to substitute his current duties and carry out other duties instead (not inconsistent with the description of his duties set forth in the Employment Agreement).

      The Company shall have no right to terminate the Employee's employment while on garden leave other than if the Employee after the date of this Agreement breaches the covenants set forth in Section 11(a)(ii) of the Employment Agreement or in Clause 9.3 of this Agreement, and then, only if such breach has a material adverse financial impact on the Company and its affiliates (including JAKKS Pacific, Inc.) taken as a whole.

1.2 The Employee shall be paid an advance payment in respect of all salary and an advance payment for car allowance for the period up to the Termination Date, totalling (pound)486,250, which shall be paid by the Company within 14 days of the date of this Agreement. These payments will be subject to normal deductions in respect of income tax and employee national insurance contributions. Subject to the terms of this Agreement, the Employee's entitlement to any further salary or payments on account of car allowance from the Company will terminate upon receipt of such payments. The Employee shall continue to receive the other benefits provided to him in connection with his employment under Section 1(c) of the Employment Agreement up to the Termination Date, and, subject to the terms of this Agreement, the Employee's entitlement to any benefits from the Company will terminate on the Termination Date. In particular, the Company shall continue through the Termination Date medical insurance for Employee and his family and pension contributions for Employee on terms no less favourable than those in effect as of the date of this Agreement.

1.3 In addition to the payments set forth in Clause 1.2, for calendar 2004, the Employee shall be eligible to receive a cash performance bonus (the "Performance Bonus") of up to US $325,000 based on the net sales achieved by the Company during calendar 2004, which net sales shall be calculated on a basis consistent with the Company's most recent financial statements. Subject to final audit following the close of the Company's fiscal year, the Company and Employee agree that according to the books and records of the Company net sales of the Company as at June 30, 2004 were approximately US$8,437,100. The determination of the Company's 2004 net sales shall be made by the Chief Financial Officer of JAKKS Pacific, Inc., a corporation organized under the law of Delaware, United States of America ("JAKKS Pacific"), which determination, absent manifest error, shall be conclusive and binding upon the Company and Employee. If earned, the Company shall pay the Performance Bonus to the Employee, subject to normal deductions in respect of income tax and national insurance contributions, no later than ninety (90) days after the later of (i) the end of such calendar year or (ii) completion of an audit by the Company's then current auditors. The amount of any Performance Bonus payable to the Employee shall be determined as set forth in the following table:

  COMPANY NET SALES FOR 2004                     PERFORMANCE BONUS
--------------------------------                 -----------------
        <US $15,000,000                                $      0
US $15,000,000 -- US $15,999,999                    US $ 25,000
US $16,000,000 -- US $16,999,999                    US $ 50,000
US $17,000,000 -- US $17,999,999                    US $ 75,000
US $18,000,000 -- US $18,999,999                    US $100,000
US $19,000,000 -- US $19,999,999                    US $125,000
US $20,000,000 -- US $20,999,999                    US $150,000
US $21,000,000 -- US $21,999,999                    US $175,000
US $22,000,000 -- US $22,999,999                    US $200,000
US $23,000,000 -- US $23,999,999                    US $225,000
US $24,000,000 -- US $24,999,999                    US $250,000
US $25,000,000 -- US $25,999,999                    US $275,000
US $26,000,000 -- US $26,999,999                    US $300,000
      > or = US $27,000.000                         US $325,000

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      For the avoidance of doubt, any payment of the Performance Bonus to
      Employee shall be made in US Dollars.

1.4 Section 4 (Expense Allowance) of the Employment Agreement shall continue to apply to the Employee.

1.5 The options to acquire shares of common stock of JAKKS Pacific previously issued to Employee shall continue to vest in accordance with the provisions of JAKKS Pacific's stock option plan under which they were issued.

1.6 JAKKS Pacific shall cause the Company to operate its business through December 31, 2004 in a manner consistent with JAKKS Pacific's normal business practices and policies used in the operation of its other subsidiaries and divisions and acting in good faith, and JAKKS Pacific shall procure that the Company shall not take any action that would have the reasonably foreseeable consequence of reducing the Performance Bonus or the Earn-Out Payment for Earn-Out Year 2004 under the Stock Purchase Agreement dated 27 December 2001 among JAKKS Pacific, Employee, Marilyn Lipman and John Nimmo (the "SPA") or limiting or adversely affecting the ability of the Company to achieve the financial conditions for payment of the Performance Bonus or said Earn-Out Payment.

1.7 The Company shall maintain complete and correct records relating to the determination of the Performance Bonus, and shall permit the Employee and his authorized representative, from time to time during normal business hours and upon reasonable prior written Notice, to examine and to audit such records (including ledgers, work papers and other relevant documents and information) in order to confirm JAKKS Pacific's and the Company's compliance with the provisions of this Section 1.7 and to verify the Performance Bonus. JAKKS Pacific and the Company shall cooperate with such examination and make available appropriate financial and accounting personnel to respond to inquiries relating thereto. Any information so disclosed to Employee or his authorized representative shall be subject held in confidence, provided that such restriction shall not be constructed to prohibit or restrict any statement by any person made in the course of any legal proceeding to enforce rights or obligations under this Agreement, the Employment Agreement or the Settlement Agreement entered into concurrently herewith regarding the SPA, or the resolution of any dispute pursuant to Section 1.8 below.

1.8 If Employee disagrees with the determination of the Performance Bonus, he shall, within forty-five (45) days after the later of delivery of such determination or certificate and compliance by JAKKS Pacific with the provisions of clause 1.7 above, give written Notice (the "Dispute Notice") to JAKKS Pacific to such effect, setting forth therein any change proposed by it and, in reasonable detail, its objections to such determination and the reasons for such change. In such event, unless the Parties involved promptly, and, in any event, within thirty (30) days of the giving of the Dispute Notice, resolve all such objections and agree upon the determination of the amount in dispute, the determination thereof shall be promptly referred to its regular independent certified public accountants,

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      who shall confer and attempt to resolve the objections as to such determination set forth in or arising as a consequence of the Dispute Notice. If, within thirty (30) days of such referral, such accountants resolve such dispute and determine the amount, they shall give Notices to JAKKS Pacific and Employee to such effect, setting forth therein the amount as so determined and the basis therefor, and such determination shall be final and binding on JAKKS Pacific and Employee. If such accountants do not make such determination within such thirty (30) day period, JAKKS Pacific and Employee involved shall refer such dispute to a mutually agreeable internationally-recognized accounting firm that is "independent" with respect to the Parties hereto (the "Neutral Accountants"). Unless the Neutral Accountants expressly determine otherwise, JAKKS Pacific and Employee shall submit to the Neutral Accountants (a) within ten (10) days of the engagement thereof, and in such form and manner as they may prescribe, a statement setting forth such Party's position with respect to each of the objections or other issues set forth in or arising as a consequence of the Dispute Notice, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other Party involved, and (b) within ten (10) days thereafter, and in such form and manner as the Neutral Accountants may prescribe, a rebuttal statement responding to the initial statement of each other Party, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other Party involved. The Neutral Accountants shall conduct a hearing, if both JAKKS Pacific and Employee so request in their statements, and may conduct a hearing, whether or not either or both of JAKKS Pacific and Employee so request, if the Neutral Accountants reasonably deem it necessary for the performance of their engagement; provided that any such hearing shall be held only upon reasonable prior written Notice to JAKKS Pacific and Employee only if both have an opportunity to appear and present evidence at such hearing. The Neutral Accountants may require JAKKS Pacific or Employee (whether or not a party to the dispute) to submit or produce additional statements, documents or information, to appear and testify at any hearing or other proceeding, or otherwise to produce tangible or oral evidence to the extent such Neutral Accountants reasonably deem necessary or appropriate for them to determine the amount in dispute. Based on such submissions and the evidence presented at any hearing, the Neutral Accountants shall resolve all obligations and other issues set forth in or arising as a consequence of the Dispute Notice and determine the amount in dispute, and give Notice to JAKKS Pacific and Employee, setting forth therein such amount and the basis of determination thereof, such determination to be final and binding on the Parties involved. Upon the determination of the amount, any payment or adjustment based thereon shall be promptly made in the manner provided herein. The fees and expenses of a Party's Independent certified public accountants incurred in the determination of such amount as provided herein shall be separately borne by such Party. The fees and expenses of the Neutral Accountants incurred, if required pursuant to this
      Section 1.8, shall be borne and promptly paid equally by JAKKS Pacific, on the one hand, and the Employee, on the other.

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

2.    CONDITIONS PRECEDENT

2.1 Full operation of this Agreement is dependent upon receipt by the Company of all of the following within seven (7) days of the date of this
      Agreement:

      2.1.1 this Agreement duly executed by the Employee;

      2.1.2 an Independent Adviser Certificate in the form annexed at Schedule 1; and

      2.1.3 the Resignation Letter duly executed.

3.    TERMINATION PAYMENT AND TAX

3.1 Subject to Clause 2 above and the remaining terms of this Agreement the Company without any admission of liability, will pay to the Employee within 14 days after the Termination Date the sum of (pound)12,000 as compensation for the termination of the Employee's employment. Payment of the said sum shall be conditioned upon receipt by the Company within 7 days after the Termination Date of an Independent Adviser's Certificate in the form annexed at Schedule 1-A.

3.2 The sum referred to in Clause 3.1 will be paid free of tax and national insurance contributions as it is the Parties' understanding that the first (pound)30,000 of such type of payment may be made without deduction for tax under section 403 of the Income Tax (Earnings and Pensions) Act 2003, and tax would be deducted from the excess, if any, over (pound)30,000. In the event that it is finally determined that notwithstanding the Parties' understanding of the treatment of such amount expressed in the foregoing sentence, that such amount is subject to tax and national insurance contributions, the Company shall be responsible for the payment of any additional tax or national insurance contributions and all costs, claims, expenses or proceedings, penalties and interest incurred by the Employee which arise out of or in connection with any liability to pay (or deduct) tax or national insurance contributions in respect of the payment under Clause 3.1 above. As a condition to the Company's liability for such amounts, the Employee shall give prompt written notice to the Company promptly after Employee receives any notice from the governmental authorities that tax and national insurance contributions may be due with respect to the sum referred to in Clause 3.1.

3.3   The Employee accepts the payment to be given to him under Clauses 1.1 and
      3.1 of this Agreement in full and final settlement of:

      3.3.1 the Potential Claims; and

      3.3.2 all other claims and rights of action (whether under statute, common law or otherwise) in any jurisdiction in the world, howsoever arising (including but not limited to contractual claims, breach of contract, tort and the Employees prospective entitlement to bring any other Statutory Claim) which the Employee (or anyone on his behalf) has or may have against the Company,

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

            any Group Company, or its or their directors, officers, employees or shareholders, arising from or connected with the Employee's employment by the Company or any Group Company, its termination and any other matter concerning the Company or any Group Company;

      with the exception that this Clause 3.3 shall not apply to the Employee's entitlement to a Performance Bonus as set out at Clause 1.3 of this Agreement and/or to any pension rights or pension benefits which shall have accrued to the Employee up to the Termination Date, or any claims relating to options to acquire shares of common stock of JAKKS Pacific, Inc. issued to Employee as of the date of this Agreement, or any claim for personal injury or claims by third parties relating to Employee's performance of his responsibilities as an employee of the Company for which Employee would be entitled to indemnification from the Company.

3.4   It is a fundamental term of this Agreement that:

      3.4.1 the payments to be given to the Employee under Clauses 1.2, 1.3 and
            3.1 of this Agreement shall at all times be conditional on the Employee refraining from issuing or pursuing any type of employment related proceedings in respect of the Potential Claims, any other Statutory Claim or any claim referred to in Clause 3.3.2 (with the exception of the reserved claims referred to at the end of Clause
            3.3 of this Agreement,) for accrued pension rights or pension benefits or for personal injury against the Company, any Group Company, or its or their directors, officers, employees or shareholders (and whether in an Employment Tribunal, the High Court, a Country Court or otherwise); and

      3.4.2 if the Employee subsequently issues or pursues such employment related proceedings in breach of this Agreement then the payment paid to the Employee under this Agreement shall be repayable (less any tax actually paid by Employee on such amount as of such date) to the Company forthwith on demand; and

      3.4.3 the total sum shall be recoverable as a debt, together with all costs (including legal costs) reasonably incurred by the Company (or by any Group Company, or any of its or their directors, officers, employees or shareholders, as applicable) in recovering the sum and/or in relation to any proceedings so brought by the Employee.

      The repayment provisions of this Clause 3.4 shall be without prejudice to the Company's right to seek further damages from the Employee in respect of the breach referred to in this Clause and any other breach of this Agreement.

4.    RETURN OF COMPANY PROPERTY

4.1 On or before the Termination Date and subject to the remaining terms of this Agreement, the Employee shall:

      4.1.1 return to the Company all property (including but not limited to documents materials, disks, credit cards, computer hardware (other than the Employee's lap-top computer), computer software or data, tax machine, equipment, key, and passes) belonging or relating to the Company, any Group Company, or any officer, employee, customer, supplier, banker, agent or professional adviser of the Company or any Group Company, which are in his possession or control, and the Employee undertakes that no copies, drafts, reproductions, notes, extracts or summaries of any such property have been made or kept in any form. The Company will permit the Employee to retain his mobile telephone number as his personal mobile telephone number and Employee shall arrange for transfer of such service to his personal account. The Employee shall, if requested by the Company, confirm in writing the compliance with his obligations under this Caused 4.1.1, and

      4.1.2 inform Joel Bennett of JAKKS Pacific, Inc. of all passwords and other codes used by the Employee immediately prior to the termination of his employment to access any part of the Company's computer system (or that of any Group Company); and

      4.1.3 delete from any hard disc used by the Employee on a computer at his home, or at any location other than the Company's premises (or those of any Group Company), any data that relates in any way to the Company, any Group Company (or to any officer, employee, customer, supplier or shareholder of the Company or any Group Company).

5.    SETTLEMENT OR CLAIMS

5.1   The Employee represents and warrants that;

      5.1.1 he has instructed the Adviser who is referred to in Clause 5.1.3 to advise whether he has or may have any Statutory Claims (as defined in Clause 109). Potential Claims (as defined in Clause 108) or other claims (as referred to in Clause 3.3.2) against the Company, any Group Company, or any of its or then directors, officers, or employees, arising out of or in connection with his employment by the Company and its termination, and immediately prior to the Termination Date, he will again instruct the Adviser who is referred to in Clause 5.1.3 to advise whether he has or may have any Statutory Claims (as defined in Clause 10.9), Potential Claims (as defined in Clause 10.8) on other claims (as referred to in Clause 3.3.2) against the Company, any Group Company, or any of its or their directors, officers, employees or shareholders arising out of or in connection with his employment by the Company and its termination; and

      5.1.2 he has provided, and will provide the Adviser with whatever information is in his possession to enable the Adviser to advise whether he has or may have any such Statutory Claims as of this date and as of the Termination Date; and

      5.1.3 he has received independent legal advice from Julian Roskill of Mayer, Brown, Rowe, & Maw LLP as to the terms and effect of this Agreement, in particular regarding the Employee's ability to institute or pursue any claims (including the Potential Claims) in an Employment Tribunal following signature of this Agreement; and

      5.1.4 he, having had legal advice from the Adviser, has no Statutory Claims other than those referred to in this Clause 5.1 against the Company, any Group Company, or its or their directors, officers, employees or shareholders, arising out of or in connection with his employment with the Company and its termination; and

      5.1.5 the Adviser is a qualified independent lawyer. As provided in
            Section 2.1, full operation of this Agreement is dependent upon receipt by the Company within seven (7) days of the date of this Agreement of the Adviser's certificate addressed to the Company in the form attached at Schedule 1 to this Agreement. Payment of the Termination Payment and the Company's performance of obligations to be performed by it following the Termination Date is dependent upon receipt by the Company within seven (7) days of the Termination Date of the Adviser's certificate addressed to the Company in the form attached at Schedule 1-A to this Agreement and a certificate from Employee in the form attached at Schedule 1-B to this Agreement.

5.2 In consideration of the Company's undertakings set out in Clause 6 below, the Employee agrees:

      5.2.1 to keep the existence and terms of this Agreement, and the circumstances giving rise to this Agreement, confidential and not to disclose the same to any person other than the Adviser, ACAS, the Employee's spouse (subject to the Adviser, ACAS, and the Employee's spouse maintaining confidentiality), the Inland Revenue or otherwise as required by operation of law or by any regulatory body; and

      5.2.2 except for the trade announcement set forth in Schedule 2, not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media relating to his employment with the Company, his departure from the Company, or his resignation from any offices with the Company or any Group Company, without the prior written consent of the Company; and

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      5.2.3 on signature of this Agreement to resign all offices held at the
            Company and of any Group Company, such resignation taking immediate effect, and forthwith to provide the Board of Directors of the Company with a letter of resignation in the form attached as
            Schedule 3; and

      5.2.4 having resigned from such offices as were held within the Company or any Group Company, not to conduct himself in any way inconsistent with having surrendered his authority either in matters of internal company administration or externally, and following the termination of employment not to represent himself as being a director of, or employed by, or connected in any way with the Company or any Group Company; and

      5.2.5 that he will, at the request of the Company, assist it in any threatened or actual litigation concerning the Company where he has in his possession or knowledge any facts or other matters which the Company reasonably considers is relevant to such legal proceedings (including, but not limited to, giving statements/affidavits, meeting with the Company's legal and other professional advisers, attending any legal hearing and giving evidence, provided Employee is reimbursed for his expenses incurred in providing such assistance), and provided that such assistance is requested on a reasonable basis and consideration is given to other time commitments of Employee.

5.3 The Employee acknowledges that Sections 9, 10, 11 and 24 (as it pertains to Sections 9, 10 and 11 only) of the Employment Agreement shall remain in full force and effect, provided, however, that Section 11 shall not prohibit Employee after the date of this Agreement from providing consulting services of a non-executive and advisory nature to third parties engaged in the toy business. The Company hereby waives its right to enforce Section 11 of the Employment Agreement so far as it applies after the Termination Date.

5.4 The Potential Claims are hereby unconditionally and irrevocably waived by the Employee and will not be repeated, referred to or pursued either by the Employee or by anyone else on his behalf.

6.    COMPANY'S OBLIGATIONS

      In consideration of the Employee entering into this Agreement the Company hereby agrees:

6.1 to keep the terms of this Agreement, and the circumstances giving rise to this Agreement, confidential, and not to disclose or reveal its terms to any person other than the Group Companies, its or their professional advisers, ACAS (on terms that they agree to keep the same confidential), the Inland Revenue or otherwise as required by operation of law or by any regulatory body, provided that this Clause shall not prevent the Company from providing information in relation to or supplying a copy of this Agreement to its directors, officers, shareholders senior employees and any of its other employees where reasonably necessary for the administration of this Agreement or the termination of the Employee's employment or, in respect of any person, firm or organisation who offers employment, engagement or other business opportunities to the Employee, from providing a copy of the restraints set out in paragraph 11 of the Employment Agreement as modified by Section 5.3 of this Agreement; and

6.2 except for the trade announcement set forth in Schedule 2, not to make, or cause to be made (whether directly or indirectly) any statement or comment to the press or other media relating to the Employee's employment with the Company, or his departure from the Company, or the loss of any offices which the Employee held with the Company, without the prior written consent of the Employee, provided that this Clause shall not prevent the Company from publishing those facts of such termination or resignation(s) of office as may be required for the Company's annual report and accounts or other statutory or regulatory requirements; and

6.3 provide to any prospective employer of the Employee a reference in the form attached at Schedule 4 and undertakes not to contradict that reference, provided that the Employee directs all reference requests to Joel Bennett at JAKKS Pacific, Inc., and without prejudice to the Company's right to provide the information contained in the reference in a form acceptable to the prospective employer (for example by way of a completed response form); and

6.4 An announcement concerning the Employee's departure will be made internally within the Company and its Group Companies and externally to the press and to third parties who deal regularly with the Company in the form set out in Schedule 2.

7.    STATUTORY CONDITIONS SATISFIED

      The Parties agree that this is a compromise agreement as provided in section 203(3) Employment Rights Act 1996, section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 9(3) of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998 and section 49(4) of the National Minimum Wage Act 1998, section 35 of the Employment Equality (Sexual Orientation) Regulations 2003 and section 35 of the Employment Equality (Religion or Belief) Regulations 2003 and the conditions contained in those Act(s) and Regulations relating to compromise agreements have been satisfied.

8.    LEGAL EXPENSES

      Each of the Company and Employee shall be responsible for their respective legal expenses incurred in connection with obtaining legal advice on the terms of this Agreement, except that the Company agrees to pay (pound)13,250 inclusive of Value Added

      Tax on account of Employee's legal expenses incurred in connection with this Agreement.

9.    GENERAL

9.1 Although marked "Without Prejudice" and "Subject to Contract", once signed by the Parties this Agreement shall have full force and effect and may be disclosed as evidence of a binding Agreement before a court or Employment Tribunal.

9.2 Any Group Company may enforce the terms of this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999 ("the 1999 Act'), but the Parties may rescind, vary, waive, assign or release any or all of their respective rights and obligations under this Agreement without the consent of any Group Company. Other than as provided in this Clause, the Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the 1999 Act by any person who is not a party to this Agreement.

9.3 Employee agrees not to make, or cause to be made, (directly or indirectly) any statements or announcements (whether orally or in writing) about the Company or any Group Company or their officers or employees which are disparaging, detrimental, or likely to bring the Company into disrepute or which are in any way untruthful or intended to or have the effect of damaging or lowering the reputation of the Company. The Company agrees not to make, or cause to be made, (directly or indirectly) any statements or announcements (whether orally or in writing) about the Employee which are disparaging, detrimental, or likely to bring the Employee into disrepute or which are in any way untruthful or intended to or have the effect of damaging or lowering the reputation of the Employee

9.4 The terms of this Agreement, and a Settlement Agreement between JAKKS Pacific, Inc., Employee and others entered into concurrently with this Agreement regarding the SPA, constitute the entire agreement and understanding between the parties and it supersedes and replaces all prior or contemporaneous negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) concerning the subject matter hereof, all of which are hereby treated as terminated by mutual consent.

9.5 The various provisions, sub-provisions, schedules and annexes of this Agreement are severable and if any provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable in any jurisdiction that will not affect or impair the validity, legality or enforceability of the remaining provisions, schedules or annexes or identifiable parts thereof in this Agreement.

9.6 This Agreement is governed by and shall be construed in accordance with the laws of England and Wales, and the Parties agree to submit to the exclusive jurisdiction of the English Courts;

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

9.7 This Agreement may be executed in any number of counterparts each of which when signed is an original, but all counterparts together constitute the same document.

10.   INTERPRETATION IN THIS AGREEMENT:

10.1  "Adviser" has the meaning ascribed to it in Clause 5.1.3;

10.2  "Board" means the Board of Directors of the Company;

10.3  "Employment Agreement" has the meaning ascribed to it in Clause 1.1;

10.4 "Group Company" means any company which for the time being is a holding company of the Company or a subsidiary of the Company (both as defined by section 736 of the Companies Act 1985), or a subsidiary of a holding company (as defined);

10.5 "Independent Adviser Certificate" means the certificates referred to in Clause 5.1.5 and attached at Schedule 1 and Schedule 1-A to this Agreement;

10.6  "JAKKS Pacific" has the meaning ascribed to it in Clause 1.3;

10.7  "Performance Bonus" has the meaning ascribed to it in Clause 1.3;

10.8 "Potential Claim" means any claim relating to wrongful dismissal, breach of contract, unauthorized deduction of wages, unfair dismissal, constructive dismissal, remuneration and holiday pay;

10.9 "Statutory Claim" means any claim under the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, the Public Interest Disclosure Act 1998, the National Minimum Wage Act 1998, the Data Protection Act 1998, the Employment Relations Act 1999, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, Article 141 of the EC Treaty, Equal Pay, Directive No 75/117 and any other Treaty, Directive, Regulation or Recommendation of the European Union;

10.10 "Termination Date" has the meaning ascribed to it in Clause 1.1;

10.11 any reference to a "Clause" or "Schedule" is to the relevant Clause or Schedule of or to this Agreement;

10.12 headings are inserted for convenience only and shall not affect the construction of this Agreement;

10.13 any reference to a statute, statutory provision or subordinate legislation ("Legislation") shall be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

10.14 any reference to the "Company" shall (where the context permits) include a reference to any Group Company and to all directors, officers, employees, agents, contractors or shareholders of the Company or any group company;

10.15 any reference to the Company or any Group Company shall include any successor in title or assign of the company or any Group Company;

10.16 the Schedules and Annexes form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules;

10.17 use of the singular includes the plural and vice versa; and

10.18 use of any gender includes the other gender.

                                   SCHEDULE 1

                   ADVISER'S CERTIFICATE PURSUANT TO CLAUSE 5

                                                                August ___, 2004
To David S. Lipman

CC JAKKS Pacific/Kidz Biz Limited

Dear David

I, Julian Roskill, of Mayer, Brown, Rowe & Maw [address of firm] confirm that I have given independent legal advice to you as to the terms and effect of the Compromise Agreement between you and JAKKS Pacific/Kidz Biz Limited of August ___, 2004.

I also warrant and confirm that I am a solicitor of the Supreme Court who holds a valid practicing certificate and whose firm is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by you in respect of any loss arising in consequence of such advice that I have given to you in connection with the terms and effect of the Agreement.

Yours sincerely

Julian Roskill

                                  SCHEDULE 1-A

                   ADVISER'S CERTIFICATE PURSUANT TO CLAUSE 5

                                                               January ___, 2006

To David S. Lipman

CC JAKKS Pacific/Kidz Biz Limited

Dear David

I, Julian Roskill, of Mayer, Brown, Rowe & Maw [address of firm] confirm that I have again given independent legal advice to you as to the terms and effect of the Compromise Agreement between you and JAKKS Pacific/Kidz Biz Limited of August____, 2004, including matters that may have arisen between the date of the Agreement and this date.

I also warrant and confirm that I am a solicitor of the Supreme Court who holds a valid practicing certificate and whose firm is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by you in respect of any loss arising in consequence of such advice that I have given to you in connection with the terms and effect of the Agreement.

Yours sincerely

Julian Roskill

                                  SCHEDULE 1-B

                  EMPLOYEE'S CERTIFICATE PURSUANT TO CLAUSE 5

                                                               January ___, 2006

To JAKKS Pacific/Kidz Biz Limited

Gentlemen:

I, David Lipman confirm that I have again received independent legal advice from Julian Roskill of Mayer, Brown, Rowe & Maw [address of firm] as to the terms and effect of the Compromise Agreement between me and JAKKS Pacific/Kidz Biz Limited of August_____, 2004 with respect to matters that may have, arisen between the date of the Agreement and this date, in particular regarding my ability to institute or pursue any claims (including the Potential Claims as such term is defined in the said Agreement) in an Employment Tribunal following the Termination Date; and

having had legal advice from the Adviser, I represent and warrant that I have no Statutory Claims other than those referred to in Clause 5.1 of the said Agreement against the Company, any Group Company, or its or their directors, officers, employees or shareholders, arising out of or in connection with my employment with the Company and its termination.

Yours sincerely

                                  David Lipman

                                   SCHEDULE 2

                  TRADE ANNOUNCEMENT AND ANNOUNCEMENT TO STAFF

It is with regret that I announce the resignation of David Lipman from his position as Chairman of JAKKS Pacific/Kidz Biz Limited.

The acquisition of Kidz Biz by the JAKKS Group in 2001 has led to many changes within the organisation and David has played a significant role ensuring that the integration has been as smooth and seamless as possible.

In addition to his efforts integrating Kidz Biz into the JAKKS Group David has worked tirelessly to maintain and build on the successful business relationships that exist with the major UK customers.

I would like to take this opportunity to personally thank David for his years of dedicated service and contribution in developing the awareness of JAKKS Pacific internationally.

I am sure you all join me in my heartfelt thanks to David for his invaluable input over the past three years. I wish for him all the best in the future.

In the coming years, David will remain one of the Company's greatest supporters and allies, as well as a true friend.

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                                   SCHEDULE 3

                           RESIGNATION AS AN OFFICER

To:   The Board of Directors

      JAKKS Pacific/Kidz Biz Limited of Clockhouse, Epsom, Surrey KT18 7LX ("the Company")

                                                                August ___, 2004

Dear Sirs,

RESIGNATION AS AN OFFICER

I am writing to resign as President of the Company with immediate effect. I confirm that I do not hold any other offices or directorships in relation to the Company or any of its Group Companies.

The expression "Group Company" means any company that for the time being is a holding company of the Company or a subsidiary of the Company (both as defined by section 736 of the Companies Act 1985), or a subsidiary of a holding company (as defined).

EXECUTED AS A DEED

by David S. Lipman ___________________

in the presence of

Witness Signature  ___________________

Witness Name:      ___________________

Witness Address:   ___________________

Witness Occupation:___________________

SIGNED this day of August, 2004 by

/s/ David S. Lipman
---------------------
David S. Lipman

For and on behalf of the Company

________________________________

________________________________

________________________________

[name]

Employee

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